Exhibit 99.1

Pacific Biosciences of California, Inc. Announces Second Quarter 2017 Financial Results

Product and Service Revenue Increases by 17% Over Same Period in Previous Year

Menlo Park, Calif. – August 2, 2017 – Pacific Biosciences of California, Inc. (NASDAQ: PACB) today announced financial results for its second quarter ended June 30, 2017.

Product,  service and other revenue for the second quarter of 2017 increased by 17% to $20.1 million, compared to $17.2 million for the second quarter of 2016. Total revenue for the second quarter of 2017 was $20.1 million, compared to $20.7 million for the second quarter of 2016. Total revenue for the second quarter of 2016 included $3.6 million of contractual revenue, whereas the second quarter of 2017 included no contractual revenue.

Gross profit for the second quarter of 2017 was $8.0 million, resulting in a gross margin of 39.9%.  Gross profit for the second quarter of 2016 was $10.6 million, resulting in a gross margin of 51.3%. This included $3.6 million of contractual revenue at 100% gross margin. Excluding this contractual revenue and related margin, adjusted gross margin for the second quarter of 2016 would have been 41.1%. Adjusted gross margin is not meant to be considered in isolation or as a substitute for gross margin. Adjusted gross margin is subject to limitations and should be read only in conjunction with the Company’s condensed consolidated financial statements prepared in accordance with GAAP.

Operating expenses for the second quarter of 2017 totaled $32.4 million, compared to $28.7 million for the second quarter of 2016. Operating expenses for the second quarter of 2017 and 2016 included non-cash stock-based compensation of $4.4 million and $4.5 million, respectively.

Net loss for the second quarter of 2017 was $25.5 million, compared to $18.5 million for the second quarter of 2016.

Cash, cash equivalents and investments, excluding restricted cash, at June 30, 2017 totaled $102.6 million, compared to $72.0 million at December 31, 2016.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its second quarter 2017 results today at 4:30 p.m. Eastern Time. Investors may listen to the call by dialing 1.888.366.7247, or if outside the U.S., by dialing +1.707.287.9330,using an Audience Passcode of 6231-3559. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/ .

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers sequencing systems to help scientists resolve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) Technology, Pacific Biosciences’ products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms in important gene families, and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and real-time kinetic information for epigenome characterization. Pacific Biosciences’ technology provides high accuracy, ultra-long reads, uniform coverage, and the ability to simultaneously detect epigenetic changes. PacBio® sequencing systems, including consumables and software, provide a simple, fast, end-to-end workflow for SMRT Sequencing.  More information is available at www.pacb.com

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the timeline for Pacific Biosciences’ potential development of products, future uses, quality or performance of, or benefits of using, products or technologies and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pacific Biosciences’ control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pacific Biosciences’ most recent filings with the Securities and Exchange

Commission, including Pacific Biosciences’ most recent reports on Forms 8-K, 10-K and 10-Q, and include those listed under the caption “Risk Factors.” Pacific Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Statement of Operations

(amounts in thousands, except per share amounts)

Three Months Ended June 30,			Six Months Ended June 30,
2017		2016	2017	2016
Revenue:
Product revenue	$16,548	$13,587	$37,842	$25,966
Service and other revenue	3,525	3,564	7,146	6,716
Contractual revenue	—	3,596	—	7,192
Total revenue	20,073	20,747	44,988	39,874
Cost of Revenue:
Cost of product revenue	8,155	7,115	19,517	13,995
Cost of service and other revenue	3,917	2,988	8,533	5,731
Total cost of revenue	12,072	10,103	28,050	19,726
Gross profit	8,001	10,644	16,938	20,148
Operating Expense:
Research and development	16,883	17,522	33,854	33,883
Sales, general and administrative	15,505	11,192	30,770	22,900
Total operating expense	32,388	28,714	64,624	56,783
Operating loss	(24,387)	(18,070)	(47,686)	(36,635)
Interest expense	(826)	(795)	(1,664)	(1,574)
Other income (expense), net	(326)	366	(56)	358
Net loss	$(25,539)	$(18,499)	$(49,406)	$(37,851)
Basic and diluted net loss per share	$(0.26)	$(0.21)	$(0.52)	$(0.44)
Shares used in computing basic and diluted net loss per share	97,360	88,148	95,177	85,876

Pacific Biosciences of California, Inc.

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands)

	June 31,	December 31,
	2017	2016
Assets
Cash and investments	$102,596	$71,978
Accounts receivable	9,525	11,421
Inventory	17,266	15,634
Prepaid and other current assets	3,545	9,978
Property and equipment	40,289	14,560
Long-term restricted cash	4,500	4,500
Other long-term Assets	184	9,813
Total Assets	$177,905	$137,884

Liabilities and Stockholders' Equity
Accounts payable	$6,514	$8,359
Accrued expenses	17,840	16,604
Deferred service revenue	8,078	8,427
Deferred rent	14,599	19
Other liabilities	1,915	3,345
Financing derivative	15	356
Notes payable	13,084	16,106
Stockholders' equity	115,860	84,668
Total Liabilities and Stockholders' Equity	$177,905	$137,884